Exhibit 99.1

Neos Therapeutics Announces Closing of $60 Million Term Debt Financing and First Quarter 2016 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, TX (May 16, 2016) — Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing and commercializing innovative extended-release (XR) products for the treatment of attention-deficit/hyperactivity disorder (ADHD), today announced the closing of a $60 million term loan from Deerfield Management. The Company also provided a business update and announced financial results for the first quarter ended March 31, 2016.

The Company intends to use the net proceeds from the debt financing, after repaying existing venture debt, to execute the launch of Adzenys XR-ODT that was announced this morning, as well as the potential launches in 2017 of the Company’s additional two ADHD products, if approved. Payments on the loan are interest-only for the first 36 months, and the principal is to be repaid in four equal annual installments of $15 million to be paid annually commencing in May 2019 and continuing through May 2022. There are no warrants or any other equity to be issued as part of this financing.

“We are thrilled to announce the commercial launch of Adzenys XR-ODT and the closing of the debt financing this morning,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics.  “Deerfield is a distinguished investment partner in healthcare, and we are pleased to have their support. This debt financing further strengthens our cash position and we believe it provides us with the financial resources to bring our entire suite of ADHD product candidates to the market.”

Upcoming Milestones

•                  Announce results of bioequivalence study for Cotempla XR-ODT, the Company’s methylphenidate extended-release orally disintegrating tablet, in the third quarter of 2016.

•                  Resubmit the New Drug Application (NDA) for Cotempla XR-ODT in the fourth quarter of 2016.

•                  Submit the NDA for NT-0201, the Company’s amphetamine XR liquid suspension in the fourth quarter of 2016.

Select Financial Results for the First Quarter Ended March 31, 2016

Total revenues were $2.6 million for the three months ended March 31, 2016, an increase of $2.2 million compared to the three months ended March 31, 2015.  All $2.6 million of revenue was generated from net sales of the Company’s generic Tussionex.  The $2.2 million increase primarily resulted from sales to a large pharmacy chain in 2016, which was initiated in the second fiscal quarter of 2015.

Cost of goods sold was $2.3 million for the three months ended March 31, 2016, an increase of $1.2 million compared to the three months ended March 31, 2015, due to the increase in Tussionex sales.

Research and development expenses were $2.3 million for the three months ended March 31, 2016, a decrease of $2.0 million compared to the three months ended March 31, 2015. This decrease was primarily due to the FDA filing fee submitted in January 2015 for Cotempla XR-ODT.

Selling and marketing expenses were $6.3 million for the three months ended March 31, 2016, compared to $326,000 for the three months ended March 31, 2015.  The increase was primarily due to pre-commercialization activities for Adzenys XR-ODT and increased salary expense associated with building out the commercial team.

General and administrative expenses were $3.5 million for the three months ended March 31, 2016, an increase of $2.2 million for the three months ended March 31, 2015 due to an increase in share-based compensation and costs associated with being a public company.

The Company reported a net loss of $12.6 million in the three months ended March 31, 2016, compared with $6.6 million for the same period in 2015.

At March 31, 2016, the Company’s cash, cash equivalents and investments amounted to $76.1 million.

Conference Call Details

Neos Therapeutics will host a conference call at 8:30 a.m. ET today, May 16, 2016, to discuss the Company’s 2016 first quarter financial results. To access the call, dial 877-388-8985 (U.S.) or 562-912-2654 (outside of the U.S.). The Conference ID is 94145468.  A live webcast will be available on the Investor Relations page of the company’s website at http://investors.neostx.com/. Please log in approximately 5-10 minutes prior to the scheduled start time.

The archived webcast will be available on the company’s Investor Relations page under Presentations.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT™ is the first and only commercially available amphetamine extended-release orally disintegrating tablet for the treatment of ADHD. Neos has two other branded product candidates in development, an XR-ODT of methylphenidate and a liquid suspension of amphetamine for the treatment of ADHD. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®(1), an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

(1)Tussionex® is a registered trademark of the UCB Group of Companies

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercial launch of Adzenys XR-ODTTM, the resubmission of the NDA for Cotempla XR-ODTTM, the submission of the NDA for NT-0201 and the Company’s need for additional funding to commercialize Adzenys XR-ODTTM and develop and commercialize the Company’s additional product candidates.  Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, prospects or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully launch Adzenys XR-ODTTM, our ability to successfully address the deficiencies identified by the FDA or which may be identified by the FDA which preclude approval of the NDA for our Cotempla XR-ODTTM product candidate, including that we demonstrate bioequivalence between the clinical trial material and to-be-marketed drug product and that we assess the food effect on the to-be-marketed drug product, the receipt of regulatory approval for NT-0201, our ability to market and sell our product candidates, our ability to raise capital when needed and other risks set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our other subsequently filed SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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Financial Tables Follow

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In thousands, except share and per share data	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$42,392	$90,763
Short-term investments	33,730	—
Accounts receivable, net of allowances of $1,382 and $1,039, respectively	6,669	3,903
Inventories	2,501	2,520
Deferred contract sales organization fees	4,772	—
Other current assets	3,070	1,058
Total current assets	93,134	98,244
Property and equipment, net	5,403	5,124
Intangible assets, net	16,772	16,672
Other assets	2,545	2,470
Total assets	$117,854	$122,510
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,469	$4,824
Contract sales organization payable	5,874	—
Accrued expenses	6,205	3,141
Current portion of long-term debt	2,336	7,973
Total current liabilities	17,884	15,938
Long-Term Liabilities:
Long-term debt, net of current portion	31,786	26,271
Earnout liability	210	214
Deferred gain on leaseback	339	547
Deferred rent	1,192	1,166
Total long-term liabilities	33,527	28,198
Stockholders’ Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value, 100,000,000 authorized at March 31, 2016 and December 31, 2015; 16,047,578 and 16,038,381 issued and outstanding, respectively, at March 31, 2016; 16,025,155 and 16,015,958 issued and outstanding at December 31, 2015, respectively	16	16
Treasury stock, at cost, 9,197 shares at March 31, 2016 and December 31, 2015	(171)	(171)
Additional paid-in capital	195,938	195,314
Accumulated deficit	(129,399)	(116,785)
Accumulated other comprehensive income	59	—
Total stockholders’ equity	66,443	78,374
Total liabilities and stockholder equity	$117,854	$122,510

Neos Therapeutics, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In thousands, except share and per	For the Three Months Ended March 31,
share amounts	2016	2015
Revenues:
Net product sales	$2,583	$428
Cost of goods sold	2,272	1,095
Gross profit/(loss)	311	(667)
Research and development	2,341	4,320
Selling and marketing expenses	6,284	326
General and administrative expenses	3,550	1,337
Loss from operations	(11,864)	(6,650)
Interest expense, net	(961)	(757)
Other income, net	207	207
Change in fair value of earnout and warrant liabilities	4	644
Net loss	(12,614)	(6,556)
Preferred stock accretion to redemption value	—	(484)
Preferred stock dividends	—	(539)
Net loss attributable to common stock	$(12,614)	$(7,579)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	16,025,318	885,237
Net loss per share attributable to common stock, basic and diluted	$(0.79)	$(8.56)

CONTACTS:

Richard I. Eisenstadt, Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

David Carey, Investor Relations

Lazar Partners

(212) 867-1768

dcarey@lazarpartners.com